Exhibit 99.1

LIVEXLIVE MEDIA ANNOUNCES RECORD RESULTS FOR SECOND QUARTER 2019

●	Record revenue of $8.0 million, up 5% quarter over quarter, from $7.6 million in Q1 2019

●	Reached 549,000 paid subscribers at the end of Q2 2019, representing approximately 12% sequential growth; paid subscribers today over 585,000

●	Livestreamed 8 music festivals in Q2 and 16 festivals YTD through today, driving over 40 million views

●	YTD livestreams generated over 285 hours and 350 artists; while developing a slate of original programming including 180+ pieces of short-form content published consisting of artist interviews, lifestyle segments and show pilots

●	Ended Q2 with $14.1 million in cash and cash equivalents versus $15.9 million in cash and cash equivalents at the end of Q1

WEST HOLLYWOOD, Calif., November 14, 2018 – LiveXLive Media, Inc. (Nasdaq: LIVX) (“LiveXLive” or the “Company”), a global digital media company focused on live entertainment, today announced financial results for its second quarter ended September 30, 2018. LiveXLive posted record revenue of $8.0 million in Q2 2019, as compared to $7.6 million in Q1 2019, driven by strong subscriber growth and advertising revenue. The Company recorded a loss from operations of $9.5 million, and net loss of $10.3 million in Q2 2019, driven by a higher number of festivals livestreamed and produced, coupled with ongoing operating investments made in Q2 to grow the Company, along with non-cash depreciation, amortization and stock compensation of $5.8 million. Excluding these non-cash expenses, Q2 2019 Adjusted Operating Loss* was $3.6 million.

“LiveXLive continued our year with another strong quarter in Q2 2019, with record revenue driven by solid growth in our paid subscriber base, which today has surpassed 585,000, and improved operating results over Q1 2019. Our successful integration of LiveXLive operations with Slacker has increased impressions and accelerated our active users and total viewership, driving a record number of livestreams and most importantly, growth in our paid subscriber base. We are tightening our revenue guidance range to $37.5 - $45 million for the full year to reflect the strong momentum we are seeing across the business,” said Rob Ellin, CEO and Chairman of LiveXLive.

In the second quarter of 2019, LiveXLive livestreamed 8 major festivals, up sequentially from 5 livestreamed in the first quarter of 2019. Second quarter 2019 festival livestreams included Montreux Jazz Festival (Lake Geneva, Switzerland), Paleo Festival (Nyon, Switzerland), Global Dance Festival (Denver, CO), HARD Summer Music Festival (Fontana, CA), Sziget Festival (Budapest, Hungary), Bumbershoot Festival (Seattle, WA), Rolling Loud Festival – Bay Area (Oakland, CA) and Life is Beautiful Festival (Las Vegas, NV), as compared to three in the second quarter of 2018, Paleo Festival (Nyon, Switzerland), Outside Lands Music and Art Festival (San Francisco, CA) and Rock in Rio (Rio de Janeiro, Brazil).

“We continued to execute in Q2 2019, livestreaming a record number of festivals, improving our operating results and use of capital sequentially and exiting Q2 with a run rate of over 50% growth year over year in paid subscribers across our music platform,” said Michael Zemetra, CFO of LiveXLive. “With the improvements in operating results, lower cash spend in Q2 versus Q1 2019 and accelerated growth in paid subscribers, we are well-positioned to continue investing in content, future festivals and our music platform to support our immediate growth objectives.”

Recent and Q2 2019 Highlights

●	Achieved over 40Mlivestreams, 350 artist streams on the company’s platform, and 285 hours of live music festival content streamed YTD through today.

●	Ended Q2 with paid subscriber base growth of 12% quarter over quarter to 549,000; paid subscribers over 585,000 as of today.

●	Partnered with several new festival owners in Q2 including a multi-festival deal with one of the top hip-hop festivals, Rolling Loud (Bay Area and Los Angeles), and long-term digital rights deal with Life is Beautiful (Las Vegas, NV).

●	Expanded digital distribution with the launch of LiveXLive livestream across new media platform properties including YouTube, Facebook Live, Twitter and Daily Motion.

●	Signed partnership between Slacker Radio and Heard Well, launching a Social Media Influencer Station with a combined social reach of 500 million people.

●	Presented at the Interactive Advertising Bureau’s NewFronts presentation in Los Angeles, California.

●	Launched “Woman Crush Everyday” (#WCE) country station on Slacker Radio, introducing and elevating female country artists and promoting gender equality in the music industry.

●	Expanded the management team with key hires of Mathew Baxter as Head of Content and Tad Ro as Head of Product, who have each led content and product initiatives for billion dollar plus companies.

Second Quarter 2019 and 2018 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017
Revenue	$7,968	$80
Operating loss	(9,516)	(3,058)
Adjusted Operating Loss *	(3,559)	(1,845)
Net Loss	(10,325)	(4,302)
Loss per share from continuing operations - basic and diluted	$(0.20)	$(0.11)
Loss per share - basic and diluted	$(0.20)	$(0.12)

During the first quarter of 2019, the Company posted revenue of $8.0 million versus $0.1 million in Q1 2018. In addition, the Company grew its paid subscriber base quarter-over-quarter by 12% or net 60,000 subscribers, ending Q2 2019 with 549,000 paid subscribers as compared to 489,000 and 446,000 subscribers at June 30, 2018 and March 31, 2018, respectively. The increase was largely due to the acquisition of Slacker Radio, Inc. (“Slacker”), which was acquired on December 29, 2017 and was not comparable to the prior period. Adding video to Slacker provides subscribers an enhanced experience and adding Slacker ads to LiveXLive has begun to drive awareness and improve conversion rates. When compared to Q1 2018, the Company grew revenues sequentially 5% from $7.6 million to $8.0 million driven by increases in our paid subscriber base.

LiveXLive streamed and produced a greater than expected number of festivals during its seasonally strong second fiscal quarter and made incremental investments to drive long-term growth. These growth activities drove a net loss of $10.3 million, loss from operations of $9.5 million and Adjusted Operating Loss* of $3.6 million.

Q2 2019 Operating Loss of $9.5 million increased as compared to Operating Loss of $3.1 million in Q2 2018. The $6.4 million increase was driven by $4.6 million higher non-cash depreciation, amortization and stock based compensation expense, $1.6 million in higher operating expenses from Slacker, which was acquired in December 2017 and not included in Q2 2018 results, and $0.6 million in increased investments in sales and marketing, product development and general and administrative expenses to support the Company’s growth, offset by $0.4 million in improved margin. Excluding the non-cash items discussed above, Q2 2019 operating loss decreased by $1.0 million or 22% sequentially from Q1 2019 largely driven by a $0.7 million improvement in contribution margin in Q2 2019 versus Q1 2019.

Q2 2019 Adjusted Operating Loss* (“AOL”) of $3.6 million was driven by Music Operations loss of $(2.4) million and Corporate loss of $(1.2) million, an increase of $(1.8) million from $(1.8) million in Q2 2018. The year-over-year increase in AOL was primarily due to increased (i) Music Operations loss of $(1.2) million driven by net $2.2 million in higher sales and marketing and product development expenses from the addition of Slacker in the period and to support growth initiatives, offset by improved contribution margins of $0.4 million from music subscription and advertising services and capitalized software costs of $0.6 million in Q2 2019 versus $0 in Q2 2018 and (ii) Corporate loss of $(0.6) million driven by higher general and administrative expenses to support Company growth. Q2 2019 AOL improved sequentially by $1.0 million from Q1 2019 of $4.6 million largely due to improved contribution margin of $0.7 million and a decrease in various operating expenses.

* Refer to “About Non-GAAP Financial Measures” within this release for definition of Adjusted Operating Loss.

Capital expenditures for Q2 2019 totaled approximately $0.6 million, which were largely driven by capitalized software costs associated with development of our music player and Slacker and Amazon Alexa apps in Q2 2019.

The Company finished Q2 2019 with approximately $14.1 million in cash and cash equivalents and $14.1 million in debt (inclusive of $1.3 million of deferred debt issuance costs).

Business Outlook

LiveXLive is updating its full-year fiscal 2019 guidance as follows:

●	Revenue revision upwards to $37.5-45.0 million (from $35-45 million)

●	Adjusted Operating Loss** of $10-12 million (no change)

●	Capital expenditures in the range of $2-3million (no change)

●	Expectation to livestream 27 music festivals.

** With respect to projected full year 2019 Adjusted Operating Loss, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted Operating Losses*. We expect that the variability of these items could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference call and Webcast

LiveXLive will host a webcast to provide a business update and discuss its second quarter 2019 results on Wednesday, November 14, 2018 at 8:30 a.m. EST (5:30 a.m. PT). DOMESTIC DIAL-IN: 888-317-6016 and INTERNATIONAL DIAL-IN: 412-317-6016. LiveXLive will make the webcast available on the Investor Relations section of its website at http://ir.livexlive.com/ir-home until December 14, 2018. To access the replay, dial 877-344-7529 or 412-317-0088. The replay passcode is: 10125822.

####

About LiveXLive Media, Inc.

LiveXLive Media, Inc. (NASDAQ: LIVX) (the “Company”) is a global digital media company focused on live entertainment. The Company operates LiveXLive, one of the industry’s leading live music video streaming platforms; Slacker Radio, a streaming music pioneer; and also produces original music-related content. LiveXLive is the first ‘live social music network’, delivering premium livestreams, digital audio and on-demand music experiences from the world’s top music festivals and concerts, including Rock in Rio, EDC Las Vegas, Hangout Music Festival, and many more. LiveXLive also gives audiences access to premium original content, artist exclusives and industry interviews. Through its owned and operated Internet radio service, Slacker Radio (www.slacker.com), LiveXLive delivers its users access to millions of songs and hundreds of expert-curated stations. The Company also operates a social influencer network, LiveXLive Influencers. The Company is headquartered in West Hollywood, CA. For more information, visit us at www.livexlive.com and follow us on Facebook, Instagram and Twitter at @livexlive.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles (“GAAP”), we present Adjusted Operating Loss (“AOL”), which is a non-GAAP financial measure, as a measure of our performance. The presentation of AOL is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use AOL to evaluate the performance of our operating segment. We believe that information about AOL assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOL is not calculated or presented in accordance with GAAP. A limitation of the use of AOL as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOL should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOL as presented herein may not be comparable to similarly titled measures of other companies.

AOL is defined as operating income (loss) before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date, and (e) any charges in the period pursuant to formal plans to shut down and abandon LiveXLive Tickets, Inc. depreciation and amortization (including goodwill impairment, if any), and certain stock-based compensation expense.  Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2019 AOL, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from AOL. We expect that the variability of these items do have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Certain statements contained in this earnings release (or otherwise made by us or on our behalf from time to time in other reports, filings with the U.S. Securities and Exchange Commission (the “SEC”), news releases, conferences, internet postings or otherwise) that are not statements of historical fact constitute “forward-looking statements” notwithstanding that such statements are not specifically identified. These forward-looking statements relate to our expectations or forecasts for future events, including without limitation our earnings, revenues, expenses, Adjusted Operating Losses, capital expenditures or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are not guarantees of future performance and are based on information available to us as of the date of this release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, including: our ability to integrate our acquired businesses, the ability of the combined businesses to grow, including through acquisitions which we are able to successfully integrate, and the ability of our executive officers to manage growth profitably; the outcome(s) of any legal proceedings pending or that may be instituted against us, our subsidiaries, or third parties to whom we owe indemnification obligations; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the music and live streaming space; our ability to capitalize on investments in developing our service offerings, including Slacker, Inc., our wholly owned subsidiary (“Slacker”), and LiveXLive apps to deliver and develop upon current and future technologies; significant product development expenses associated with our technology initiatives; our ability to deliver end-to-end network performance sufficient to meet increasing customer demands; our ability to timely and economically obtain necessary approval(s), releases and or licenses on a timely basis for the use of our music content on our service platform; our ability to obtain and maintain international authorizations to operate our service over the proper foreign jurisdictions our customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively produce, identify and or deliver compelling content that brands will advertise on and or customers will purchase and or subscribe to across our platform; general economic and technological circumstances in the music and live streaming digital markets; our ability to obtain and maintain licenses for content used on legacy music platforms; the loss of, or failure to realize benefits from, agreements with our music labels, publishers and partners; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future music labels, festivals, publishers, or partners; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our plans of expansion in North America and internationally; fluctuation in our operating results; the demand for live and music streaming services and market acceptance for our products and services; our ability to generate sufficient cash flow to make payments on our indebtedness; our incurrence of additional indebtedness in the future; our ability to repay the convertible notes at maturing or to repurchase the convertible nets upon a fundamental change or at specific repurchase dates; the effect of the conditional conversion feature of the convertible notes; our compliance with the covenants in our debentures; and other risks and uncertainties set forth herein, including those factors described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 29, 2018, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November14, 2018, and our other filings with the SEC. The forward-looking statements contained in this press release speak only as of the date the statements were made. We do not undertake any obligation to update these forward-looking statements, unless required by law. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Media Contact:

Julie Farman

LiveXLive Media, Inc.

jfarman@livexlive.com

(310) 597-0355

Investor Contacts:

Alex Wellins

The Blueshirt Group

alex@blueshirtgroup.com

(415) 217-5861

Financial Information

The tables below present financial results for the three and six month periods ended September 30, 2018 and 2017.

LiveXLive Media, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Revenue	$7,968	$80	$15,558	$80

Operating expenses:
Cost of Sales	8,135	508	16,571	918
Sales and Marketing	1,306	92	2,220	131
Product Development	1,969	-	3,811	-
General and Administrative	3,664	2,538	7,742	3,963
3Amortization of Intangible Assets	2,410	-	4,833	-
Total operating expenses	17,484	3,138	35,177	5,012
Loss from operations	(9,516)	(3,058)	(19,619)	(4,932)
Other income (expense):
Interest expense, net	(782)	(759)	(1,397)	(1,394)
Other expense	(27)	-	(77)	-
Total other income (expense)	(809)	(759)	(1,474)	(1,394)
Loss before provision for income taxes	(10,325)	(3,817)	(21,093)	(6,326)
Provision for income taxes	-	-	-	-
Loss from continuing operations	(10,325)	(3,817)	(21,093)	(6,326)
Loss from operations of discontinued operations	-	(485)	-	(791)
Net loss	$(10,325)	$(4,302)	$(21,093)	$(7,117)

Net loss per share from continuing operation – basic and diluted	$(0.20)	$(0.11)	$(0.41)	$(0.18)
Net loss per share from discontinued operations – basic and diluted	$-	$(0.01)	$(0.00)	$(0.02)
Net loss per share – basic and diluted	$(0.20)	$(0.12)	$(0.41)	$(0.20)

Weighted average common shares – basic and diluted	51,949,517	36,015,930	51,739,841	35,773,359

LiveXLive Media, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2018	March 31, 2018
Cash and cash equivalents	$14,064	$10,285
Restricted cash	185	3,685
Accounts receivable, net	3,395	2,990
Prepaid expense and other assets	1,582	1,759
Property and equipment, net	1,476	393
Goodwill	5,377	5,377
Intangible assets, net	38,653	43,499
Other assets	39	39
Total Assets	$64,771	$68,027

Liabilities and Stockholders’ Equity:
Current Liabilities
Accounts payable and accrued liabilities	$25,030	$19,874
Note payable	303	294
Bank debt	-	3,500
Deferred revenue	877	1,046
Secured convertible notes, net of discount	1,271	-
Unsecured convertible notes, net of discount	4,346	968
Secured convertible notes, net of discount and current maturities	8,451	-
Unsecured convertible notes, net of discount and current maturities	-	3,948
Total Liabilities	40,278	29,630
Stockholders’ Equity
Common stock	52	51
Additional paid in capital	96,966	89,778
Accumulated deficit	(72,525)	(51,432)
Total stockholders’ equity	24,493	38,397
Total Liabilities and Stockholders’ Equity	$64,711	$68,,027

Reconciliation of Non-GAAP Measure to GAAP Measure

(In thousands)

(Unaudited

					Operating						Non-Recurring
					Income (Loss)		Depreciation				Acquisition and		Other Non-		Adjusted
	Revenue		Contribution Margin (Loss)		from Continuing Operations		and Amortization		Stock-Based Compensation		Realignment Costs		Recurring Costs		Operating Loss **
	Actual	Pro Forma *	Actual	Pro Forma *	Actual	Pro Forma *	Actual	Pro Forma *	Actual	Pro Forma *	Actual	Pro Forma *	Actual	Pro Forma *	Actual	Pro Forma *
Three Months Ended September 30, 2018
Music Operations	$7,968	$-	$(167)	$-	$(6,125)	$-	$2,622	$-	$1,096	$-	$-	$-	$-	$-	$(2,407)	$-
Corporate	-	-	-	-	(3,391)	-	1	-	2,119	-	-	-	119	-	(1,152)	-
Total	$7,968	$-	$(167)	$-	$(9,516)	$-	$2,623	$-	$3,215	$-	$-	$-	$119	$-	$(3,559)	$-
Three Months Ended September 30, 2017
Music Operations	$80	$6,582	$(528)	$1,282	$(1,214)	$(2,635)	$3	$3	$-	$-	$-	$-	$-	$-	$(1,211)	$(2,632)
Corporate	-	-		-	(1,844)	(1,844)	3	3	1,184	1,184	23	23	-	-	(634)	(634)
Total	$-	$6,582	$(528)	$1,282	$(3,058)	$(4,479)	$6	$6	$1,184	$1,184	$23	$23	$-	$-	$(1,845)	$(3,266)
Six Months Ended September 30, 2018
Music Operations	$15,558	$-	$(1,012)	$-	$(12,876)	$-	$5,142	$-	$2,325	$-	$-	$-	$117	$-	$(5,292)	$-
Corporate	-	-	-	-	(6,743)	-	2	-	3,737	-	-	-	181	-	(2,823)	-
Total	$15,558	$-	$(1,012)	$-	$(19,619)	$-	$5,144	$-	$6,062	$-	$-	$-	$298	$-	$(8,115)	$-
Six Months Ended September 30, 2017
Music Operations	$80	$13,313	$(938)	$2,671	$(2,135)	$(4,784)	$6	$6	$-	$-	$-	$-	$-	$-	$(2,129)	$(4,778)
Corporate	-	-		-	(2,797)	(2,797)	6	6	1,674	1,674	23	23	-	-	(1,094)	(1,094)
Total	$-	$13,313	$(938)	$2,671	$(4,932)	$(7,581)	$12	$12	$1,674	$1,674	$23	$23	$-	$-	$(3,223)	$(5,872)

(1)	Other Non-Recurring Costs principally include certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date.

*	Pro forma includes the acquisition of Slacker, Inc., as if it was acquired effective April 1, 2017 and included in our historical financial results from continued operations.

**	See the definition of Adjusted Operating Loss under “About Non-GAAP Financial Measures” within this release.